                                  EXHIBIT 99.1

Contact: J. Bradley Scovill, Senior Executive Vice President and Chief Financial Officer 717-581-6030

October 22, 2002

FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION'S QUARTERLY EARNINGS INCREASE 23.6%

LANCASTER, PA -- Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and nine months ended September 30, 2002.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling commented, "Solid growth in all Sterling affiliates continued to drive revenue increases during the third quarter. Earnings per share growth was 15.6% compared to the third quarter of 2001, which resulted in return on realized equity of 14.12%. These results highlight Sterling's continued earnings momentum and positive underlying trends."


Three Months Ended September 30, 2002

Sterling's net income was $6.265 million for the quarter ended September 30, 2002 an increase of $1.198 million or 23.6% from 2001. Basic and diluted earnings per share totaled $.37 for the third quarter 2002 versus $.32 for the same period in 2001, an increase of 15.6%.

Third quarter 2002 results were supported by a $4.355 million, or 29.3%, increase in net interest income. The acquisition of Equipment Finance, Inc. in February 2002, contributed $2.7 million to third quarter 2002 net interest income that was not in third quarter 2001 results. Relatively stable market interest rates and growth in core deposits also provided support to net interest income. These factors led to an increase of approximately 40 basis points (b.p.) in net interest margin during the three months ended September 30, 2002, compared to the same period in 2001.

During the third quarter, Sterling recorded $375 thousand ($244 net of taxes) in compensation expense related to the modification of terms on options granted to severed employees. Other unusual expenses recorded in the third quarter included $1.022 million ($664 thousand net of taxes) in impairment charges on the financial institution equity portfolio, which has experienced significant market declines during the past two quarters. Offsetting the impairment charges were $933 thousand ($606 thousand net of taxes) in securities gains realized on the sale of debt and equity securities as part of ongoing asset liability management.

                                  EXHIBIT 99.1

Nine Months Ended September 30, 2002

Net income for the nine months ended September 30, 2002 totaled $17.946 million, an increase of $2.897 million, or 19.2%, over 2001's nine-month net income of $15.049 million. For the nine months ended September 30, 2002, basic earnings per share increased 12.5%, totaling $1.08 in 2002, versus $0.96 in 2001. Diluted earnings per share totaled $1.07 for the nine months ended September 30, 2002.

Loan growth in the markets served by Sterling remained solid despite continued uncertainty in the national economy. Net interest income increased 29% during the first nine months of 2002 versus the same period last year, driven by an approximate 45 basis point increase in net interest margin. Noninterest income increased 9.6% over the prior year, fueled by strong mortgage banking income in the first half of the year, rental income on operating leases and fees from the sale of mutual funds and annuities. Noninterest expense has increased 16.6% in 2002 compared to 2001. Although continued growth was the primary factor in this increase, approximately $715 thousand, net of taxes, of this growth was due to the expense of retirement packages entered into with certain executives of Sterling and the previously mentioned compensation expense of $244 thousand, net of taxes.

Total assets increased to $2.146 billion at September 30, 2002, an increase of 19.6% from September 30, 2001, and 15.3% from December 31, 2001. Contributing to the growth in assets was the February 2002 acquisition of Equipment Finance, Inc., which had assets of approximately $100 million. In addition to the $81 million of loan receivables acquired through the Equipment Finance, Inc. transaction, Sterling affiliates generated loan growth of in excess of $100 million during the first nine months of 2002. Asset growth was funded by $150 million growth in deposits, as well as a $20 million trust preferred capital security offering that closed in March 2002.

Sterling Financial Corporation is a family of financial services organizations that operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, and Bank of Lebanon County. In addition to its banking affiliates, Sterling's affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance, Inc., a specialty commercial finance company, and Sterling Financial Trust Company, which manages nearly $1 billion in assets.

                                  EXHIBIT 99.1

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

                                  EXHIBIT 99.1

STERLING FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        Quarter Ended September 30,
                                           2002            2001
                                         --------        --------
EARNINGS
  Interest income                        $ 31,646        $ 29,017
  Interest expense                         12,414          14,140
  Net interest income                      19,232          14,877
  Provision for loan losses                   218             290
  Noninterest income                       10,869          10,488
  Securities gains (losses)                   (89)            538
  Noninterest expense                      21,206          19,062
  Net income                                6,265           5,067

PER SHARE DATA
  Basic earnings per share               $   0.37        $   0.32
  Diluted earnings per share                 0.37            0.32
  Dividends per share                        0.17            0.16

RATIOS
  Return on average assets                   1.19%           1.11%
  Return on average realized equity         14.12%          14.10%

                                          Nine Months Ended September 30,
                                             2002               2001
                                          -----------        -----------
EARNINGS
  Interest income                         $    92,043        $    87,546
  Interest expense                             36,986             44,720
  Net interest income                          55,057             42,826
  Provision for loan losses                     1,018              1,087
  Noninterest income                           33,022             30,139
  Securities gains (losses)                      (480)             2,458
  Noninterest expense                          64,119             54,975
  Net income                                   17,946             15,049

PER SHARE DATA
  Basic earnings per share                $      1.08        $      0.96
  Diluted earnings per share                     1.07               0.96
  Dividends per share                            0.49               0.46
  Book value per realized share                 10.55               9.20

PERIOD-END BALANCES
  Securities                              $   569,488        $   549,208
  Loans                                     1,283,736          1,066,612
  Allowance for loan losses                    12,508             11,593
  Total assets                              2,146,380          1,794,779
  Deposits                                  1,687,051          1,492,161
  Borrowed funds                              223,799            118,868
  Stockholders' equity                        194,063            153,671

RATIOS
  Return on average assets                       1.19%              1.14%
  Return on average realized equity             14.32%             14.36%
  Allowance for loan losses to
    total loans                                  0.97%              1.09%
  Allowance for loan losses to
    nonperforming loans                           119%               131%
  Nonperforming loans to total loans             0.82%              0.83%